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      EX-99.1
      PRESS RELEASE DATED 6/19/00

                                  EXHIBIT 99.1


KEY ENERGY SERVICES, INC.
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NEWS RELEASE

FOR IMMEDIATE RELEASE:                                   CONTACT: T.K. GRUNDMAN
Monday, June 19, 2000                                            (732) 247-4822

      KEY ENERGY ANNOUNCES NATURAL GAS CAPITAL PROJECTS AND EQUITY OFFERING

EAST BRUNSWICK, N.J., June 19, 2000 - Key Energy Services, Inc. (NYSE: KEG) today announced that as a result of strong demand for natural gas related drilling, well completion and workover services, the Company will undertake several strategic projects at a cost of approximately $25 million. Management believes these projects will significantly enhance the Company's ability to serve its customers in certain natural gas markets where a substantial backlog of orders already exist. The projects, discussed below, will be initiated during fiscal 2001 and will be completed by December 31, 2001. Key also announced it intends to commence an underwritten offering in which it will issue approximately 10 million shares of common stock.

The net proceeds of the offering will be used to repay expensive long-term indebtedness, significantly improving both the Company's debt to capitalization ratio and its annual interest expense. The Company also anticipates that a stronger balance sheet will allow it to refinance its senior credit facilities at significantly lower rates. Further, the interest savings from the debt repayment will augment its already strong cash flow and will allow Key to more aggressively reduce its debt and to fund its capital projects in the future.

The projects discussed above will be focused in the onshore natural gas regions of the United States, Argentina and Canada. Specifically, Key plans to (i) refurbish approximately 50-60 deep gas workover/completion rigs and related equipment to keep up with current and anticipated demand, (ii) expand the number and increase the capacity of the Company's drilling and well service rig refurbishment facilities, (iii) open at least two additional employee training and safety centers, and (iv) reallocate existing equipment to areas with higher demand and pricing levels.

Francis D. John, Chairman and Chief Executive Officer, stated "We find ourselves in the enviable position of having the world's largest fleet of 500 to 1,000 horsepower completion rigs, mostly in prolific natural gas basins, at a time when deep drilling for

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natural gas is accelerating.  Our bigger rigs are the preferred tool to complete deep gas wells. We now have one to three week backlogs for many of our larger rigs." Mr. John continued, "Finally, our plans to raise equity to pay down debt has been widely anticipated and the completion of this offering should be very positive for all shareholders."

Key Energy Services is the world's largest well service company and owns approximately 1,400 well service rigs and 1,200 oilfield trucks, as well as 73 drilling rigs. The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Ontario, Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", `"believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

Common stock offered in connection with the underwritten offering will be made only by means of a prospectus.